EXHIBIT 21

SUBSIDIARIES

Brekford Corp. has a subsidiary which is wholly-owned: Municipal Recovery Agency, LLC, a Maryland limited liability company, which was closed down during September 2016.

Brekford owns 19.95% of the units of Global Public Safety, LLC which is a Delaware limited liability company.